Exhibit 10.30

Sign-On Bonus Payback Agreement – Acknowledgment Form

Per the terms of Employee offer letter, sign-on bonuses totaling $3,500,000 will be paid to Employee. These bonuses will be paid in two payments. The first of these in the amount of $1,000,000 Is payable on or around September 5, 2023, and the second in the amount of $2,500,000 will be paid on or around March 1, 2024.

In the event Employee voluntarily terminates employment with Clarios within three (3) years of receiving the second sign-on bonus (on or around March 1, 2027) Employee agrees to fully reimburse Clarios for the total amount of all sign on bonuses received ($3,500,000).

For purposes of this agreement, “three (3) years” is defined as follows: 1,095 (3 x 365) calendar days following the date of payment of second sign-on bonus (on or around March 1, 2024) as documented by Clarios in Workday.

Employee will only receive the first and second sign-on bonuses if Employee is employed by Clarios at the time of payment. If Employee is not employed on the date of any subsequent payment, Employee will forfeit any remaining payments of the sign-on bonus.

Employee agrees to repay with a valid personal check or money order any and all such amounts due within one (1) week of voluntary termination. If Employee fails to make such payment, Employee shall be liable to Clarios for all costs, expenses, and attorney’s fees incurred by Clarios to secure a judgment against Employee for the amount due under this Agreement.

Nothing in this Agreement is intended to create a contract of employment by Clarios or to modify the at-will nature of Employee’s employment.

By:	Helmut Zodl (signature)	/s/ Helmut Zodl

Date:	7/9/2023